                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

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
                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                              1996   1995   1994   1993   1992
                                             ------ ------ ------ ------ ------
EARNINGS
  Income from continuing operations before
   minority interests and income taxes...... $2,656 $1,892 $1,580 $1,230 $  652
  Fixed charges, exclusive of capitalized
   interest.................................    635    589    491    497    584
                                             ------ ------ ------ ------ ------
                                             $3,291 $2,481 $2,071 $1,727 $1,236
                                             ====== ====== ====== ====== ======
FIXED CHARGES
  Interest charged to expense............... $  498 $  460 $  387 $  415 $  506
  Interest portion of rental expense and
   amortization of deferred loan costs......    137    129    104     82     78
                                             ------ ------ ------ ------ ------
  Fixed charges, exclusive of capitalized
   interest.................................    635    589    491    497    584
  Capitalized interest......................     25     29     15     22     18
                                             ------ ------ ------ ------ ------
                                             $  660 $  618 $  506 $  519 $  602
                                             ====== ====== ====== ====== ======
  Ratio of earnings to fixed charges........   4.99   4.01   4.09   3.33   2.05
                                             ====== ====== ====== ====== ======
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